EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST ANNOUNCES PRELIMINARY YEAR END 2008 RESULTS
AND RETENTION OF FINANCIAL ADVISOR

CHERRY HILL, NJ, April 1, 2009 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced preliminary unaudited results for the quarter and year ended December 31, 2008. All historical financial information presented in this document is unaudited, is based upon management's internal figures, and is subject to change.

Net revenues for the quarter ended December 31, 2008 were $6.8 million, compared to $9.2 million for the third quarter of 2008. Our net loss for the fourth quarter of 2008 was $(4.7) million or $(0.47) per diluted share, compared to a net loss of $(2.0) million or $(0.22) per diluted share for the third quarter of 2008. The net loss for the fourth quarter of 2008 included charges for the impairment of certain long-lived assets of $(1.2) million or $(0.13) per diluted share, charges for the impairment of goodwill related to a prior acquisition of $(130,000) or $(0.01) per diluted share and restructuring charges of $(456,000) or $(0.05) per diluted share. The net loss for the third quarter of 2008 included charges for the impairment of certain long-lived assets of $(133,000) or $(0.01) per diluted share and restructuring charges of $(61,000) or $(0.01) per diluted share. The impairment and restructuring charges recorded during the third and fourth quarters of 2008 were incurred by our Manipulator and Docking Hardware and our Tester Interface product segments. The restructuring charges consist of one-time termination benefits, as a result of our recent workforce reductions in these segments, and facility closure costs, as a result of our decision to shut our manufacturing facility in Amerang, Germany and our sales office in the UK.

Net revenues for the year ended December 31, 2008 were $38.8 million, compared to $48.7 million for 2007. Our net loss for the year ended December 31, 2008 was $(9.4) million or $(0.99) per diluted share, compared to a net loss of $(6.7) million or $(0.73) per diluted share for 2007. The net loss for 2008 included charges for the impairment of certain long-lived assets of $(1.4) million or $(0.15) per diluted share, charges for the impairment of goodwill related to a prior acquisition of $(130,000) or $(0.01) per diluted share and restructuring charges of $(717,000) or $(0.08) per diluted share. The net loss for 2007 included charges for the impairment of goodwill related to prior acquisitions of $(2.8) million or $(0.31) per diluted share and charges for the impairment of certain long-lived assets of $(535,000) or $(0.06) per diluted share. The impairment and restructuring charges recorded during 2008 were incurred by our Manipulator and Docking Hardware and our Tester Interface product segments. The restructuring charges consist of one-time termination benefits as a result of our recent workforce reductions in these segments, and facility closure costs, as a result of our decision to shut our manufacturing facility in Amerang, Germany and our sales office in the UK.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST commented, "The continuing weakness and turmoil of the macroeconomic environment that began in 2008, worsened in 2009, resulting in a significant reduction in equipment utilization rates in the semiconductor industry. Our bookings for the fourth quarter of 2008 decreased to $6.3 million as compared to $8.2 million in the third quarter. While we presently see some positive indicators in certain of our segments, we continue to remain focused on methods to restructure our business and reduce our cash burn. As a result of our continued operating losses in the first quarter of 2009, however, as of March 27, 2009, our cash and cash equivalents have declined to approximately $5.1 million."

The Company also announced that in light of its ongoing evaluations of its business segments and cash requirements, it is unable to file its Form 10-K for the period ended December 31, 2008 within the prescribed period of time and has filed a Notification of Late Filing on Form 12b-25 with the SEC. The Company also anticipates that the report of its independent registered public accounting firm will express substantial doubt about the Company's ability to continue as a going concern. The Company will hold a conference call with investors and analysts after it files it Annual Report on Form 10-K to discuss its fourth quarter and year end 2008 results and management's current expectations and views of the industry. An announcement of the date and time and call-in information will be made at that time.

Mr. Matthiessen further stated that the Company has retained Amper, Politziner & Mattia, LLP as financial advisors to explore the Company's strategic alternatives to enhance operating performance and stockholder value. These initiatives may include further restructuring actions, a business combination or merger with a strategic or financial investor, the possible divestiture of certain under-performing assets and operations, or a transaction pursuant to which the Company would "go private".

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACT:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation, 856-424-6886, ext 201.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes Oxley and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:

	Three Months Ended			Year Ended
	12/31/2008	12/31/2007	9/30/2008	12/31/2008	12/31/2007
Net revenues	$ 6,830	$11,411	$ 9,159	$38,790	$48,705
Gross margin	1,847	4,595	2,962	13,785	18,695
Operating expenses:
Selling expense	1,695	1,899	1,863	7,875	8,466
Engineering and product development expense	1,002	1,357	1,235	5,064	5,519
General and administrative expense	2,024	2,052	1,750	8,062	8,180
Impairment of long-lived assets	1,244	535	133	1,377	535
Impairment of goodwill	130	2,848	-	130	2,848
Restructuring and other charges	456	-	61	717	-
Operating loss	(4,704)	(4,096)	(2,080)	(9,440)	(6,853)
Other income (expense)	(48)	(3)	85	119	392
Loss before income taxes	(4,752)	(4,099)	(1,995)	(9,321)	(6,461)
Income tax expense (benefit)	(93)	81	37	53	278
Net loss	(4,659)	(4,180)	(2,032)	(9,374)	(6,739)

Net loss per share - basic	$(0.47)	$(0.45)	$(0.22)	$(0.99)	$(0.73)
Weighted average shares outstanding - basic	9,888	9,268	9,337	9,465	9,215

Net loss per share - diluted	$(0.47)	$(0.45)	$(0.22)	$(0.99)	$(0.73)
Weighted average shares outstanding - diluted	9,888	9,268	9,337	9,465	9,215

Condensed Consolidated Balance Sheets Data:
	As of:
	12/31/2008	9/30/2008	12/31/2007
Cash and cash equivalents	$ 7,137	$ 9,945	$12,215
Trade accounts and notes receivable, net	3,758	5,499	6,034
Inventories	4,193	4,447	5,097
Total current assets	15,797	20,720	24,464
Net property and equipment	617	1,717	2,198
Total assets	20,252	23,668	27,723
Accounts payable	1,830	2,246	1,923
Accrued expenses	3,095	3,658	3,545
Total current liabilities	5,224	6,215	5,815
Noncurrent liabilities	1,801	307	401
Total stockholders' equity	13,227	17,146	21,507